                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             DAMES & MOORE GROUP,

                                URS CORPORATION

                                      AND

                        DEMETER ACQUISITION CORPORATION

                            DATED AS OF MAY 5, 1999

                               TABLE OF CONTENTS

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                                                                                                      PAGE
Article I         The Offer.........................................................................     1

    Section 1.1   The Offer.........................................................................     1

    Section 1.2   Company Actions...................................................................     3

Article II        The Merger........................................................................     4

    Section 2.1   The Merger........................................................................     4

    Section 2.2   Closing...........................................................................     5

    Section 2.3   Effective Time....................................................................     5

    Section 2.4   Effects Of The Merger.............................................................     5

    Section 2.5   Amended And Restated Articles Of Incorporation And Bylaws.........................     5

    Section 2.6   Directors.........................................................................     5

    Section 2.7   Officers..........................................................................     5

Article III       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                  THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES............................     6

    Section 3.1   Effect On Capital Stock...........................................................     6

    Section 3.2   Exchange Of Certificates..........................................................     7

Article IV        REPRESENTATIONS AND WARRANTIES OF COMPANY.........................................     9

    Section 4.1   Organization And Authority........................................................     9

    Section 4.2   Subsidiaries......................................................................     9

    Section 4.3   Capital Structure.................................................................     9

    Section 4.4   Authorization.....................................................................    11

    Section 4.5   No Conflicts; Consents............................................................    11

    Section 4.6   SEC Documents; Financial Statements...............................................    12

    Section 4.7   Information Supplied..............................................................    13

    Section 4.8   Absence Of Certain Changes Or Events..............................................    13

    Section 4.9   Compliance With Laws; Litigation..................................................    14

    Section 4.10  Taxes.............................................................................    15

    Section 4.11  Absence Of Changes In Benefit Plans; Labor Relations..............................    16

    Section 4.12  ERISA Compliance; Excess Parachute Payments.......................................    17

    Section 4.13  Insurance.........................................................................    20
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                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

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
                                                                                                      PAGE
    Section 4.14  Environmental Matters.............................................................    20

    Section 4.15  Certain Agreements................................................................    22

    Section 4.16  Properties........................................................................    23

    Section 4.17  Intellectual Property.............................................................    23

    Section 4.18  Vote Required.....................................................................    24

    Section 4.19  Certain Approvals.................................................................    24

    Section 4.20  Brokers...........................................................................    24

    Section 4.21  Opinion Of Financial Advisor......................................................    24

    Section 4.22  Year 2000 Compliance..............................................................    24

    Section 4.23  Company Rights Agreement..........................................................    24

    Section 4.24  Certain Business Practices........................................................    25

Article V         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY...........................    25

    Section 5.1   Organization......................................................................    25

    Section 5.2   Authority.........................................................................    25

    Section 5.3   Consents And Approvals; No Violations.............................................    26

    Section 5.4   Information Supplied..............................................................    26

    Section 5.5   Interim Operations Of Subsidiary..................................................    27

    Section 5.6   Brokers...........................................................................    27

    Section 5.7   Financing.........................................................................    27

    Section 5.8   Solvency..........................................................................    27

Article VI        COVENANTS.........................................................................    28

    Section 6.1   Conduct Of Business...............................................................    28

    Section 6.2   No Solicitation...................................................................    30

    Section 6.3   Certain Tax Matters...............................................................    32

    Section 6.4   Other Actions.....................................................................    32

    Section 6.5   Advice Of Changes; Filings........................................................    32

Article VII       ADDITIONAL AGREEMENTS.............................................................    32

    Section 7.1   Company Stockholder Approval; Preparation Of Proxy Statement......................    32
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                                      ii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
    Section 7.2   Access To Information; Confidentiality............................................    33

    Section 7.3   Reasonable Efforts; Notification..................................................    34

    Section 7.4   Cooperation.......................................................................    34

    Section 7.5   Stock Option Plans................................................................    35

    Section 7.6   Indemnification, Exculpation And Insurance........................................    36

    Section 7.7   Directors.........................................................................    36

    Section 7.8   Fees And Expenses.................................................................    37

    Section 7.9   FIRPTA Certificate................................................................    37

    Section 7.10  Public Announcements..............................................................    37

    Section 7.11  Information Agent.................................................................    38

    Section 7.12  Company Benefit Plans.............................................................    38

    Section 7.13  Solvency Matters..................................................................    39

Article VIII      CONDITIONS........................................................................    39

    Section 8.1   Conditions To Each Party's Obligation To Effect The Merger........................    39

    Section 8.2   Conditions To Subsidiary's And Parent's Obligation To Effect The Merger...........    39

    Section 8.3   Conditions to the Company's Obligation to Effect the Merger.......................    40

Article IX        TERMINATION AND AMENDMENT.........................................................    40

    Section 9.1   Termination.......................................................................    40

    Section 9.2   Effect Of Termination.............................................................    41

    Section 9.3   Fees and Expenses.................................................................    41

    Section 9.4   Amendment.........................................................................    42

    Section 9.5   Extension; Waiver.................................................................    42

    Section 9.6   Procedure For Termination, Amendment, Extension Or Waiver.........................    43

Article X         MISCELLANEOUS.....................................................................    43

    Section 10.1  Nonsurvival Of Representations, Warranties And Agreements.........................    43

    Section 10.2  Notices...........................................................................    43

    Section 10.3  Interpretation....................................................................    44

    Section 10.4  Counterparts......................................................................    45
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                                      iii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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                                                                                                      PAGE
    Section 10.5  Entire Agreement; Third Party Beneficiaries.......................................    45

    Section 10.6  Governing Law.....................................................................    45

    Section 10.7  Assignment........................................................................    45

    Section 10.8  Enforcement.......................................................................    45

    Section 10.9  Severability......................................................................    45

    Section 10.10 Compliance With Law...............................................................    45

    Section 10.11 Parent Guarantee..................................................................    46
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                                      iv.

          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is entered into as of May 5, 1999, by and among URS CORPORATION, a Delaware corporation ("Parent"), DEMETER ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and DAMES & MOORE GROUP, a Delaware corporation (the "Company").

                              PRELIMINARY STATEMENT

         The respective Boards of Directors of Parent, Subsidiary and Company have approved and found advisable this Agreement and the acquisition of Company by Parent on the terms and subject to the conditions set forth in this Agreement. In furtherance of such acquisition, Parent proposes to cause Subsidiary to make a tender offer to purchase all the outstanding shares (the "Shares") of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock") at a purchase price of $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time as permitted under this Agreement, the "Offer"). The Board of Directors of Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Subsidiary pursuant to the Offer. The respective Boards of Directors of Parent, Subsidiary and Company have each approved the merger of Subsidiary into Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by Parent, Subsidiary or Company and Dissenting Shares (as defined in Section 3.1(d)), will be converted into the right to receive the price per Share paid in the Offer. Parent, Subsidiary and Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         Each capitalized term used herein and not otherwise defined shall have the meaning accorded it under Section 10.3.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Subsidiary and Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

     Section 1.1 The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Article IX, then (i) not later than the first Business Day after execution of this Agreement, Parent and Company shall issue a public announcement of the execution of this Agreement, and (ii) Subsidiary shall, as promptly as practicable, but in no event later than five business days after the date of such public announcement, and Parent shall cause Subsidiary to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer. The Offer shall be made pursuant to the Offer to Purchase and

                                       1.

related Letter of Transmittal in form reasonably satisfactory to Company and containing the terms and conditions set forth in this Agreement. The obligation of Subsidiary to, and of Parent to cause Subsidiary to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Subsidiary in its sole discretion, provided, however, that the Subsidiary shall not waive the Minimum Condition without the prior written consent of the Company). Subsidiary expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of Company, neither Parent nor Subsidiary shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next sentence, change the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all Offer Conditions have not been satisfied or waived, Subsidiary may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 10 additional Business Days, and Subsidiary may, without the consent of Company, (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC staff applicable to the Offer, and (B) extend the Offer for up to ten Business Days if there have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 75% but less than 90% of the issued and outstanding Shares as of the date of determination. Subject only to the conditions set forth in Exhibit A, Subsidiary shall, and Parent shall cause Subsidiary to, as soon as practicable after the expiration of the Offer, accept for payment, and pay for all Shares validly tendered and not withdrawn that Subsidiary becomes obligated to accept for payment pursuant to the Offer.

          (b) On the date of commencement of the Offer, Parent and Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (as supplemented or amended from time to time, the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Subsidiary agree that the Offer Documents shall comply as to form and content in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first published, sent or given to Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Subsidiary with respect to written information supplied by Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Parent, Subsidiary and Company each agrees promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Subsidiary further agree to take all steps

                                       2.

necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Company shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of Company, and Parent and Subsidiary shall consider such comments in good faith. Parent and Subsidiary agree to provide Company any comments Parent, Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Subsidiary on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Subsidiary becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          (d) Subsidiary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law; provided, however, that Subsidiary shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to Company proof of such payment and a copy of all such tax returns and reports.

     Section 1.2 Company Actions.

          (a) Company hereby approves of and consents to the Offer and represents that the Board of Directors of Company, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Offer and the Merger, (ii) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, Company's stockholders, (iii) recommending that Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement (if required), and (iv) amending the Rights Plan (as defined in Section 4.23) in the manner contemplated by Section
4.23. Company represents that its Board of Directors has received the opinion of Prudential Securities, Inc. ("Prudential") that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders, and a complete and correct signed copy of such opinion has been delivered by Company to Parent.

          (b) On the date the Offer Documents are filed with the SEC, Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (as supplemented or amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and shall mail the Schedule 14D-9 to the stockholders of Company. The Schedule 14D-9 shall comply as to form and content in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to Company's stockholders, shall not contain any untrue statement of a material fact or

                                       3.

omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Company with respect to written information supplied by Parent or Subsidiary specifically for inclusion in the Schedule 14D-9. Company, Parent and Subsidiary each agree promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of Company, and Company shall consider such comments in good faith. Company agrees to provide Parent any comments Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, Company shall cause its transfer agent to furnish Subsidiary promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Subsidiary such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Subsidiary and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, promptly deliver, and will use their best efforts to cause their agents promptly to deliver, to Company all copies of such information (and all copies of information derived therefrom) then in their possession or control.


                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Subsidiary shall be merged with and into Company at the Effective Time. Following the Effective Time, the separate corporate existence of Subsidiary shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Subsidiary in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary (as defined in Section 10.3) of Parent may be substituted for Subsidiary as a constituent corporation in the Merger. In such

                                       4.

event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. (California time) on a date to be specified by Parent or Subsidiary, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cooley Godward LLP, One Maritime Plaza, San Francisco, California 94111, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of Delaware, or (ii) in the event Subsidiary shall have acquired 90% or more of the outstanding shares of each class of capital stock of Company, filing a certificate of ownership and merger (the "Certificate of Ownership") with the Secretary of State of the State of Delaware, in each case in such form as required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Subsidiary and Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     Section 2.4 Effects Of The Merger. The Merger shall have the effects set forth in the DGCL.

     Section 2.5 Amended And Restated Articles Of Incorporation And Bylaws.

          (a) The Certificate of Incorporation of Subsidiary (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, and as amended to change the name to "Company Group", shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The bylaws of Subsidiary (the "Bylaws") as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     Section 2.6 Directors. The directors of Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Officers. The officers of both Subsidiary and Company immediately prior to the Effective Time shall be officers of the Surviving Corporation, each such officer to hold such office, subject to the applicable provisions of the Certificate of Incorporation and the Bylaws of the Surviving Corporation, as may be designated by, and at the pleasure of, the board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                       5.

                                  ARTICLE III

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                    CORPORATIONS; EXCHANGE OF CERTIFICATES

   Section 3.1 Effect On Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Subsidiary:

          (a) Capital Stock Of Subsidiary. Each issued and outstanding share of capital stock of Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation Of Treasury Stock And Parent Owned Stock. Each Share that is owned by Company and each Share that is owned by Parent or Subsidiary shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any direct or indirect wholly-owned subsidiary of Parent (other than Subsidiary) or of Company shall remain outstanding without change.

          (c) Conversion Of Company Common Stock. Subject to Section 3.1(d), each issued and outstanding Share (other than Shares to be canceled or to remain outstanding in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) Shares Of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.1(c) but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by Company and (ii) after Subsidiary shall have accepted for payment Shares pursuant to the Offer, the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of

                                       6.

Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Section 3.2 Exchange Of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"). Prior to the filing of the Certificate of Merger or Certificate of Ownership, as the case may be, with the Secretary of State of the State of Delaware, Parent or Subsidiary will deposit with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of Shares outstanding (and not owned of record by Parent or Subsidiary) immediately prior to the Effective Time multiplied by (ii) the Merger Consideration. The deposit made by Parent or Subsidiary pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Paying Agent shall cause the Payment Fund to be
(i) held for the benefit of the holder of the Shares, and (ii) promptly applied to making the payments provided for in Section 3.1. The Payment Fund shall not be used for any purpose that is not provided for herein. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Parent upon request.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Subsidiary or Parent, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                                       7.

          (c) No Further Ownership Rights In Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, except notation thereon that a stockholder has elected to exercise his right to appraisal pursuant to the DGCL, they shall be canceled and exchanged as provided in this
Article III.

          (d) No Liability. Any funds deposited with the Paying Agent that remain unclaimed by the former stockholders of Company for six months after the Effective Time shall be paid to the Surviving Corporation upon demand, and any former stockholders of Company who have not theretofore complied with the instructions for exchanging their Certificates provided herein shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration set forth in Section 3.1 hereof for each Share held by such stockholder, without any interest thereon. None of Parent, Subsidiary, Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.5)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (e) Lost, Stolen Or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificates, including delivery of a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (f) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.

                                       8.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as set forth in the corresponding enumerated section of the Disclosure Schedule delivered by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), Company represents and warrants to Parent and Subsidiary as follows:

     Section 4.1 Organization And Authority. Each of Company and its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except, in the case of clause (ii) or (iii) above, where the failure to have such power or authority, to possess such franchises, licenses, permits, authorizations or approvals or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company. Company has delivered or made available to Parent true and complete copies of the certificate of incorporation of Company, as amended to the date of this Agreement (as so amended, the "Company Certificate of Incorporation"), and the by-laws of Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each subsidiary of Company, in each case as amended through the date of this Agreement.

     Section 4.2 Subsidiaries. Section 4.2(i) of the Company Disclosure Schedule lists each subsidiary of Company and its jurisdiction of organization. All the outstanding shares of capital stock of each subsidiary of Company have been validly issued, are fully paid and nonassessable and are owned by Company or a wholly owned subsidiary of Company free and clear of all liens, charges, mortgages, encumbrances, pledges, security interests or other material restrictions or claims ("Liens"). Except as set forth in Section 4.2(ii) of Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

     Section 4.3 Capital Structure. The authorized capital stock of Company consists of 54,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of Company ("Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on April 30, 1999, (a) 18,595,311 shares of Company Common Stock were outstanding, of which 248,298 shares constituted shares of Company Restricted Stock, (b) no shares of Company Preferred Stock were outstanding, (c) 1,899,978 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (997,273 of which shares were subject to Company Stock Options with an exercise price which is less than the Offer Price (the "In-the-Money Options")) and 425,690 additional shares of Company Common Stock were reserved for issuance pursuant to Company Stock Option Plans, (d) 4,346,024 Shares of Company Common

                                       9.

Stock were held by Company in its treasury and (e) 135,000 shares of Company Preferred Stock were reserved for issuance in connection with Company Rights (as defined in Section 4.23). Other than as set forth above, and except as set forth in Section 4.3 of the Company Disclosure Schedule, at the close of business on April 30, 1999, there were outstanding no shares of Company Capital Stock or options, warrants or other rights to acquire Company Capital Stock from Company. Since April 30, 1999, (x) there have been no issuances by Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of April 30, 1999, and (y) there have been no issuances by Company of options, warrants or other rights to acquire capital stock from Company. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Company may vote are issued or outstanding ("Company Voting Debt"). All outstanding shares of Company Common Stock are, and any shares of Company Common Stock which may be issued upon the exercise of Company Stock Options when issued will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of Company Common Stock which may be issued upon the exercise of Company Stock Options will at the time issued by Company be free and clear of all Liens. Other than as set forth above, and except for this Agreement, Company Stock Plans and Company Stock Options, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or of any of its subsidiaries or any Company Voting Debt, (ii) obligating Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of holders of Company Common Stock. There are no outstanding contractual obligations of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its subsidiaries and, to Company's knowledge, there are no irrevocable proxies with respect to shares of Company Common Stock or shares of capital stock of any subsidiary of Company. Except as set forth in
Section 4.3(i) of the Company Disclosure Schedule, all of the outstanding indebtedness for borrowed money of Company or its subsidiaries (other than indebtedness the aggregate principal amount of which does not exceed $1,000,000) is prepayable without prepayment penalty or premium (other than the payment of customary LIBOR breakage costs), and no indebtedness for borrowed money of Company or its subsidiaries (other than indebtedness the aggregate principal amount of which does not exceed $1,000,000) contains any restriction upon the incurrence of indebtedness for borrowed money by Company or any of its subsidiaries or restricts the ability of Company or any of its subsidiaries to grant any Liens on its properties or assets. The weighted average exercise price of the In-the-Money Options is $11.98. Except as set forth in Section 4.3(ii) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and

                                      10.

regulations promulgated thereunder (the "Securities Act"), or other agreement or arrangements with or among any security holders of Company with respect to securities of Company. Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

     Section 4.4 Authorization. Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining Company Stockholders Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to obtaining the approval and adoption of this Agreement by the holders of a majority of the Shares if required by law (the "Company Stockholders Approval"). No vote of the holders of Company Capital Stock, other than Company Stockholders Approval, is necessary to approve or adopt this Agreement or the transactions contemplated hereby. The Board of Directors of Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (a) approving the Offer, the Merger, this Agreement and the transactions contemplated hereby, (b) determining that the terms of the Offer, the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of Company and its stockholders,
(c) recommending that Company's stockholders accept the Offer, adopt this Agreement, approve the Merger and grant the Company Stockholders Approval and
(d) declaring that this Agreement is advisable. This Agreement has been duly executed and delivered by Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Subsidiary, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

     Section 4.5 No Conflicts; Consents. Except as set forth in Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien on the properties or assets of Company or any of its subsidiaries pursuant to, (a) any provision of the Company Certificate of Incorporation or the Company By-laws or the comparable charter or organizational documents of any subsidiary of Company, (b) any contract, lease, license, Company Benefit Plan (as defined in Section 4.11), mortgage, indenture, credit agreement, loan, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which Company or any subsidiary of Company is a party or by which any of their respective properties or assets is bound, except for possible violations under this Section 4.5 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any subsidiary of Company or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local, or foreign government or any court, administrative agency, tribunal or

                                      11.

commission or other governmental authority or instrumentality, domestic, foreign or international (a "Governmental Entity") is required by or with respect to Company or any subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Company, and except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a Schedule 14D-9 of Company to be filed under the Exchange Act (as defined below) (the "Schedule 14D-9"), (B) a Proxy Statement relating to the consideration of the Company Stockholders Approval at a meeting (the "Company Stockholder Meeting") of the stockholders of Company duly called and convened to consider the adoption of this Agreement, and (C) such other reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iii) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws, (v) those required under the rules and regulations of the New York Stock Exchange (the "NYSE"), (vi) any novations or consents required in connection with Government Contracts, (vii) any filings required under the DOD Industrial Security Manual for Safeguarding Classified Information, and (viii) any filings required under U.S. Export Control Laws (collectively, the "Required Filings"). "Government Contract" means (x) any contract with the U.S. government or foreign government or any department or agency of any such government, and (y) any subcontract under any prime contract described in clause (x).

     Section 4.6 SEC Documents; Financial Statements. Company has filed and provided or made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed by Company with the SEC since January 1, 1995 (the "Company SEC Documents"). As of its respective dates, each Company SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Document. None of Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document filed and publicly available prior to the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.6 of the Company Disclosure Schedule, the financial statements of Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in

                                      12.

accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not material). Except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), neither Company nor any subsidiary of Company has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Company and its subsidiaries or in the notes thereto. None of the subsidiaries of Company is, or has at any time since January 1, 1997 been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

     Section 4.7 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) (i) the Offer Documents, (ii) the information to be filed by Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), or (iii) the Schedule 14D-9 will, at the time it is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to stockholders of Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference therein. Except as set forth in the Filed Company SEC Documents, at the date of the most recent audited financial statements of Company included in the Filed Company SEC Documents, neither Company nor any of its subsidiaries had, and since such date neither Company nor any of such subsidiaries has incurred, any claims, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Company. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that in each case no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference therein.

     Section 4.8 Absence Of Certain Changes Or Events. Since March 27, 1998, there has not been any event, change, effect, condition or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Company (other than any such Material Adverse Effect the existence of which is specifically disclosed in any report filed and publicly available on Form 10-Q or Form 8-K under the Exchange Act with the SEC by Company after March 27, 1998 and prior to the date hereof).

                                      13.

Except as set forth in Section 4.8 of the Company Disclosure Schedule, since December 25, 1998, Company and its subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and since such date there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase, redemption or other acquisition by Company of any Company Capital Stock;

          (b) any adjustment, split, combination or reclassification of any Company Capital Stock or any issuance, authorization of any issuance or proposal for the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (c) any event, action or occurrence that, had it taken place or arisen after the date hereof would have constituted a breach of any covenant of Company contained in Section 6.1 of this Agreement;

          (d) (i) any granting by Company or any subsidiary of Company to any director or executive officer of Company or of any subsidiary of Company of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (ii) any granting by Company or any subsidiary of Company to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (iii) any entry by Company or any subsidiary of Company into any employment, severance or termination agreement with any such director or executive officer;

          (e) any change in financial or tax accounting methods, principles or practices by Company or any subsidiary of Company except insofar as may have been required by a change in GAAP or applicable law; or

          (f) any material elections with respect to Taxes (as defined in Section 4.10) by Company or any subsidiary of Company or settlement or compromise by Company or any subsidiary of Company of any material Tax liability or refund.

     Section 4.9 Compliance With Laws; Litigation. Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, except for those the failure of which to be so held, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company, and there has occurred no default under any Company Permit except for such defaults as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws").

                                      14.

Except as set forth on Section 4.9 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the executive officers of Company or any subsidiary of Company, threatened against Company or any subsidiary of Company, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any subsidiary of Company, except for those which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Company. Except as set forth in the Filed Company SEC Documents, neither Company nor any subsidiary of Company has received any written communication during the past two years from a Governmental Entity that alleges that Company or a subsidiary of Company is not in compliance with any Applicable Law, except for any such noncompliance which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Company.

     Section 4.10 Taxes.

          (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, levies, imposts, duties or other assessments or similar charges imposed by any Federal, state, local or foreign taxing authority, including income, property, sales, franchise, excise, transfer, payroll, withholding or other taxes, including any interest, penalties or additions with respect thereto.

          (b) Except as to any items that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and except as set forth in Section 4.10 of the Company Disclosure Schedule:

               (i) Company and each subsidiary of Company has (A) filed all Federal, state, local and foreign income and other Tax returns or reports (including declarations of estimated Tax) required to be filed by it, and all such returns are complete and accurate and (B) paid all Taxes required to be paid on or before the date hereof.

               (ii) There are no audits, examinations, proceedings, claims or assessments pending or threatened against Company or any subsidiary of Company for any alleged deficiency in Tax.

               (iii) Company and each subsidiary of Company has established adequate reserves for Taxes and for any liability for deferred Taxes in Company financial statements in accordance with GAAP.

               (iv) All Taxes required to be withheld, collected or deposited by or with respect to Company and each subsidiary of Company have been timely withheld, collected or deposited, as the case may be, and have been paid to the relevant taxing authority.

               (v) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Company or any subsidiary of Company.

               (vi) None of Company or any subsidiary of Company has in effect any extension of the period of limitations for the assessment of any Tax.

                                      15.

               (vii) The United States Federal income Tax returns of the consolidated group for which Company is the common Parent either have been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all Tax years through 1995.

               (viii) None of Company or any subsidiary of Company shall be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of state, local or foreign Tax law, and there is no application pending with any taxing authority requesting permission for any change in any accounting method of Company or any subsidiary of Company.

               (ix) None of Company or any subsidiary of Company may be held liable for, or may be required to make any contribution with respect to, Taxes of any person (other than members of the affiliated group of which Company is the common Parent) by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law or under any Tax indemnity, Tax sharing or similar agreement.

               (x) No Tax authority in any jurisdiction in which Company or any subsidiary of Company does not file Tax returns has asserted that Company or its respective subsidiary, as the case may be, is or may be subject to Taxes in that jurisdiction.

               (xi) Company is not, and has not been during the past five years, a "United States real property holding corporation" within the meaning of
Section 897(c) of the Code.

     Section 4.11 Absence Of Changes In Benefit Plans; Labor Relations. Section
4.11 of the Company Disclosure Schedule sets forth a true and complete list of all material "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans, arrangements or understandings (whether or not written and whether or not legally binding), providing benefits to any current or former employee, officer or director of Company or any of its subsidiaries or any other person or entity that, together with Company or its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each of Company's subsidiaries and each such other person or entity, a "Commonly Controlled Entity") (collectively, the "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents, there has not been any adoption or material amendment by Company or any Commonly Controlled Entity of any Company Benefit Plan. Except as set forth in Section 4.11 of the Company Disclosure Schedule or except as would not have a Material Adverse Effect on Company, (i) there are no collective bargaining or other labor union agreements to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is

                                      16.

bound, and (ii) during the past three years, neither Company nor any of its Subsidiaries had any actual employee strikes, work stoppages, slowdowns, lockouts or labor union organizing activity nor, to the best Company's knowledge, was it subject to any threatened employee strikes, work stoppages, slowdowns or lockouts, or labor union organizing activity.

     Section 4.12 ERISA Compliance; Excess Parachute Payments.

          (a) Section 4.12(a) of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) (sometimes referred to herein as "Company Welfare Plans") and all other Company Benefit Plans maintained, or contributed to, by Company or any Commonly Controlled Entity for the benefit of any current or former employees, officers or directors of Company or any Commonly Controlled Entity. Company has provided or made available to Parent true, complete and correct copies of (i) each Company Benefit Plan except for any Company Benefit Plan that is a "Company Multiemployer Pension Plan" (as defined below) and each Company Welfare Plan except for any Company Welfare Plan that is a "Multiemployer Plan" as defined in Section 3(3) of ERISA (a "Company Multiemployer Welfare Plan") (or, in the case of any such unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan that is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan which is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan which is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan, (v) all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body that pertain to any Company Benefit Plan that is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan and open requests therefor, (vi) the most recent actuarial and financial reports (audited and/or unaudited) with respect to each Company Benefit Plan that is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan for the most recently completed year, (vii) all registration statements filed, and all related prospectuses, with respect to any Company Benefit Plan that is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan, and (viii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that related to any Company Benefit Plan that is not a "Company Multiemployer Pension Plan" (as defined below) or a Company Multiemployer Welfare Plan.

          (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, each Company Pension Plan that is not a "Company Multiemployer Pension Plan" (as defined below) has been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes

                                      17.

under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Company or of any Commonly Controlled Entity has revocation been threatened, nor has any such employee pension benefit plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (c) No Company Pension Plan other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001 (a)(3) of ERISA (a "Company Multiemployer Pension Plan") had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, that would have a Material Adverse Effect on Company. None of the Company Pension Plans that is not a Company Multiemployer Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Company, any Commonly Controlled Entity, any officer of Company or of any Commonly Controlled Entity or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans which are not Company Multiemployer Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any Commonly Controlled Entity or any officer of Company or of any Commonly Controlled Entity to any tax penalty on prohibited transactions imposed by such Section 4975 that would have a Material Adverse Effect on Company or to any liability under Section 502(i) or 502(l) of ERISA that would have a Material Adverse Effect on Company. None of such Company Pension Plans has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA, but excluding any reportable event as to which the provision of thirty days notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations) with respect to any Company Pension Plan during the last five years.

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan but not a Company Multiemployer Welfare Plan, except as disclosed in Section 4.12(d) of Company Disclosure Schedule, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Company or any Commonly Controlled Entity on or at any time after the Effective Time.

          (e) Other than payments that may be made to the persons listed in
Section 4.12(e) of the Company Disclosure Schedule (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other transaction contemplated hereby by any employee, officer or director of Company or any Commonly Controlled Entity who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company

                                      18.

Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (f) Each Company Benefit Plan is in form and substance, and has been operated, in full compliance with applicable law except where any non-compliance would not have a Material Adverse Effect on Company.

          (g) Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, there are no pending or, to the knowledge of Company, threatened claims, suits, investigations or audits involving any Company Benefit Plan (other than claims for benefits in the ordinary course) except for such pending or threatened actions that would not have a Material Adverse Effect on Company.

          (h) With respect to each Company Benefit Plan mandated by a government other than the United States, subject to laws of a jurisdiction outside of the United States, or maintained or contributed to by any Commonly Controlled Entity that is not subject to United States law (collectively, "Foreign Benefit Plans"), the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, except where such insufficiency would not have a Material Adverse Effect on Company, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except where such insufficiency would not have a Material Adverse Effect on Company.

          (i) Neither Company nor any Commonly Controlled Entity has ceased operations at any facility or has withdrawn from any Company Pension Plan that is subject to Title IV of ERISA in a manner that would subject Company or any Commonly Controlled Entity to liability under any provision of Title IV of ERISA, except where such liability would not have a Material Adverse Effect on Company.

          (j) Except as disclosed on Section 4.12(j) of the Company Disclosure Schedule, neither Company nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid, except where such contribution or "withdrawal liability" would not have a Material Adverse Effect on Company. Not more than 600 employees of Company and any Commonly Controlled Entity are participants in any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (k) Except to the extent required by Section 601 et seq. of ERISA and
Section 4980B of the Code, neither Company nor any Commonly Controlled Entity provides health or welfare benefits to any retired or former employee or is obligated to provide health or

                                      19.

welfare benefits to any active employee following such employee's retirement or other termination of service except where provision of or obligation to provide such benefits, in the aggregate, would not have a Material Adverse Effect on Company.

     Section 4.13 Insurance.

          (a) All insurance policies, including professional liability, property, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies, maintained by Company or any of its subsidiaries are with reputable insurance carriers, reasonably believed by Company to be of recognized financial responsibility and solvency, provide adequate coverage for risks incident to the respective businesses of Company and its subsidiaries and their respective properties and assets in character and amounts generally comparable with those carried by persons engaged in similar businesses that are subject to comparable perils or hazards, except as would not, individually or in the aggregate, have a Material Adverse effect on Company. All such policies are in full force and effect and no notice of cancellation, termination or default has been received with respect to any such policy, except as would not, individually or in the aggregate, have a material adverse effect on Company. All premiums due and payable on such policies covering all periods up to and including the Closing Date have been paid in full or accrued, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. There are no risks, claims, suits or losses that either have been (i) asserted by Company or its subsidiaries or (ii) incurred by Company or its subsidiaries, but not asserted against Company's or its subsidiaries' insurance carriers that, in either case, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

          (b) Company's wholly owned subsidiary, Professional Insurance Limited, a Bermuda corporation, in combination with the Company, maintains reserves adequate to cover the risks and losses of the kind for which it provides insurance coverage and for the claims, suits or losses that have been asserted against it (other than any such risks, losses, claims or suits which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company).

     Section 4.14 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company:

          (a) Compliance. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, Company and each of its subsidiaries is in compliance in all material respects with all applicable Environmental Laws (as defined in Section 4.14(e) below) and Environmental Permits, and neither Company nor any of its subsidiaries has received any communication (written or oral) from any person or Governmental Entity that alleges that Company or any of its subsidiaries is not in such compliance in all material respects with applicable Environmental Laws or Environmental Permits.

          (b) Environmental Permits. Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) Company and each of its subsidiaries has obtained or has timely applied for all material environmental, health and safety permits, licenses and

                                      20.

governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and (ii) all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and agency approval is pending.

          (c) Environmental Claims. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, there are no material Environmental Claims (as defined in Section 4.14(e) below) pending or, to the knowledge of Company, threatened, (i) against Company or any of its subsidiaries, (ii) to the knowledge of Company, against any person or entity whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) arising out of any currently owned, leased or managed, in whole or in part, real or personal property or operations of Company or any of its subsidiaries or, to the knowledge of Company, arising out of any formerly owned, leased or managed, in whole or in part real or personal property or operations of Company or any of its subsidiaries.

          (d) Releases. Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, there have been no Releases (as defined in Section 4.14(e) below) or threatened Releases of any Hazardous Materials (as defined in Section 4.14(e) below) that would be reasonably likely to form the basis of any material Environmental Claim against Company or any of its subsidiaries, or, to the knowledge of Company, against any person or entity whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (e) Definitions.

               (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Entity), alleging potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damages, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Company or any of its subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

               (ii) "Environmental Laws" means all foreign, Federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including laws and regulations relating to noise levels, Releases or threatened Releases of Hazardous Materials, or

                                      21.

otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

               (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls ("PCBs"); and (B) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any Environmental Law.

               (iv) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

     Section 4.15 Certain Agreements.

          (a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of: (i) each contract for the employment of any officer, director or employee of Company or any of its subsidiaries which provides for an aggregate benefit in the event of any termination of employment of such person in excess of one year's salary of such person (other than, in the case of non-officer employee contracts, for part-time employment); (ii) each agreement containing any covenant restricting the ability of Company or any subsidiary to conduct any business; and (iii) each joint venture, partnership or similar agreement (other than single project joint ventures or agreements of a substantially similar nature entered into in the ordinary course of business). Complete and correct copies of any contracts, agreements or other instruments referred to in Section 4.15(a) of the Company Disclosure Schedule have been delivered to Parent prior to the date hereof. There are no employment contracts to which Company or any of its subsidiaries is a party which provides for any benefit upon or resulting from a "change in control" of Company or any of its subsidiaries or any similar event except for such contracts publicly filed as exhibits to the Filed Company SEC Documents. All contracts or agreements, including agreements relating to indebtedness of Company or any of its subsidiaries, required to be filed with the SEC under the Exchange Act have been filed with the SEC. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its subsidiaries is in default under any agreement, commitment, lease or other instrument to which it or any of its properties is subject, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Company or any of its subsidiaries or, to the knowledge of the executive officers of Company, a default thereunder by any other party thereto.

          (b) Set forth on Schedule 4.15(b) is a list as of the date hereof of
(x) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments (each an "indebtedness facility") pursuant to which any indebtedness of Company or any of its subsidiaries is outstanding (except for such indebtedness the aggregate principal amount of

                                      22.

which does not exceed $1,000,000) and (y) the approximate principal amounts outstanding under each such indebtedness facility.

     Section 4.16 Properties.

          (a) Owned Real Property. Except as would not, individually or in the aggregate have a Material Adverse Effect on Company, Company and each of its subsidiaries have good and clear record and marketable title to each of their owned properties ("Owned Real Property"), free and clear of any Liens. Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, there are (i) no outstanding contracts for any improvements to the Owned Real Property which have not been fully paid, (ii) no expenses of any kind (including brokerage and leasing commissions) pertaining to the Owned Real Property which have not been fully paid and (iii) no outstanding contracts for the sale of any of the Owned Real Property, except those contracts value of the property in respect of which does not exceed $2,000,000 in the aggregate.

          (b) Leased Real Property. All leases or other agreements ("Real Property Leases") pursuant to which Company or any of its subsidiaries lease, sublease or otherwise occupy real property (the "Leased Real Property"; the Owned Real Property and the Leased Real Property, collectively, the "Real Property") are in full force and effect and grant in all respects the leasehold estates or rights of occupancy they purport to grant in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Company or any subsidiary or, to Company's knowledge, on the part of any other party thereto, except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have Material Adverse Effect on Company. Company and its subsidiaries, as the case may be, have valid leasehold interests in all the Leased Real Property free and clear of all Liens, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The consummation of the Offer, the Merger and the other transactions contemplated hereby will not result in the occurrence of a default under any of the Real Property Leases (whether pursuant to a "change in control" or assignment provision in the Real Property Lease or otherwise), except as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

     Section 4.17 Intellectual Property. Company and its subsidiaries own or possess adequate licenses or other valid rights to use all of the United States and foreign issued patents, registered trademarks, registered service marks, trade names, copyrights and software which are material to the business of Company and its subsidiaries taken as a whole (the "Intellectual Property"), except for such lack of or defects in ownership or possession as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As of the date of this Agreement, neither Company nor any of its subsidiaries has received any written notice that any Intellectual Property rights have been declared unenforceable or otherwise invalid by any court or governmental agency other than notices relating to Intellectual Property Rights the loss of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse

                                      23.

Effect on Company. Except for matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, the right, title or interest of Company and its subsidiaries in each item of Intellectual Property is free and clear of Liens. Except for matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, neither Company nor any subsidiary has received written notice that is still pending to the effect that Company or any subsidiary has infringed any patent, trademark, service mark, tradename, copyright, brand name, logo, symbol or other intellectual property right of any third party, nor is there any action, pending or, to the knowledge of Company, threatened, against Company or any subsidiary claiming that Company or any subsidiary has, whether directly, contributorily or by inducement, infringed any trade secret or misappropriated any other Intellectual Property.

     Section 4.18 Vote Required. The Company Stockholders Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

     Section 4.19 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Offer, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to the Offer, the Merger or the other transactions contemplated hereby.

     Section 4.20 Brokers. No broker, investment banker, financial advisor or other person, other than Prudential, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

     Section 4.21 Opinion Of Financial Advisor. The Board has received the written opinion of Prudential, dated as of the date hereof, that the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

     Section 4.22 Year 2000 Compliance. All computer software used by Company and/or any of its subsidiaries is capable (or will be capable by September 1, 1999) of operating consistently after December 31, 1999 to accurately process date data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, and is otherwise currently "Year 2000 compliant", except where the failure to operate consistently or be "Year 2000 compliant" could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Company.

     Section 4.23 Company Rights Agreement. Company and the Company Board have authorized all necessary action to amend, and Company has amended, the Company Rights Agreement dated as of March 28, 1997, between Company and ChaseMellon Shareholder Services LLC and the documents relating thereto (collectively, the "Rights Plan"), without redeeming the rights issued pursuant to the Rights Plan (the "Company Rights"), so that (a) none of the execution or delivery of this Agreement, or the consummation of Offer or the Merger, will cause any Company Rights to become exercisable or to separate from the stock certificates to which they are attached, (b) neither Parent nor any of its subsidiaries, affiliates or associates shall

                                      24.

be an Acquiring Person (as such terms are defined in the Rights Plan) and (c) no other provision of the Rights Plan will be triggered or affected by such execution, delivery or consummation, including provisions relating to the occurrence of a Distribution Date (as such term is defined in the Rights Plan), and such amendments shall be in full force and effect from and after the date hereof.

     Section 4.24 Certain Business Practices. Except as set forth in Section
4.24 of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its subsidiaries nor any of their respective directors, officers, agents, employees or representatives (in their capacities as such) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a government official or Governmental Entity, in the United States or any other country, which is in any manner related to the business or operations of Company or any of its subsidiaries, that was illegal under any federal, state or local laws of the United States or any other country having jurisdiction; (c) made any payment to any customer or supplier of Company or any of its subsidiaries, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; or (d) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of Company or its subsidiaries.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

     Parent and Subsidiary hereby, jointly and severally represent and warrant to Company as follows:

     Section 5.1 Organization. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not prevent or materially delay the consummation of the Offer or the Merger. Parent has made available to Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Subsidiary, in each case as amended to the date of this Agreement.

                                      25.

     Section 5.2 Authority. Parent and Subsidiary have the requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Subsidiary and no other corporate proceedings on the part of Parent and Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Subsidiary, and, assuming such agreement constitutes a valid and binding obligation of the other parties thereto, constitutes a valid and binding obligation of Parent and Subsidiary enforceable against Parent and Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

     Section 5.3 Consents And Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Parent and Subsidiary, nor the consummation by Parent and Subsidiary of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent and Subsidiary,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for violations, breaches or defaults that individually or in the aggregate would not prevent or materially delay the consummation of the Offer or the Merger, except in the case of clause (ii) for
(A) the filing with the SEC of the Offer Documents or such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) filings required pursuant to the HSR Act, (D) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws, (E) those required under the rules and regulations of the NYSE, (F) any novations or consents required in connection with Government Contracts, (G) any filings required under the DOD Industrial Security Manual for Safeguarding Classified Information, and (H) any filings required under U.S. Export Control Laws.

     Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Subsidiary in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, and (iv) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the case of the Offer Documents, the Schedule 14D-9 and the Information Statement the foregoing representation and warranty

                                      26.

shall be effective at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC and when they are first published, sent or given to Company's stockholders. In the case of the Proxy Statement (as it may be amended or supplemented), the foregoing representation and warranty shall be effective at the time the Proxy Statement is first mailed to Company's stockholders and at the time of the Stockholders Meeting (as defined in Section 7.1). The Offer Documents, the Information Statement and the Proxy Statement will comply as to form and content in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Subsidiary with respect to statements made or incorporated by reference therein based on written information supplied by Company specifically for inclusion or incorporation by reference therein.

     Section 5.5 Interim Operations Of Subsidiary. Subsidiary (and any other wholly-owned subsidiary of Parent which may be used to effect the Offer and the Merger pursuant to Section 2.1) was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Dean Witter, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

     Section 5.7 Financing. At the expiration of the Offer and at the Effective Time, Parent and Subsidiary will have available all the funds necessary to purchase all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by Parent or Subsidiary related to the transactions contemplated by this Agreement, subject only to the conditions (collectively, the "Funding Conditions") expressly specified in (i) that certain firm commitment letter addressed to Parent from Wells Fargo Bank, N.A. dated May 3, 1999 (the "Wells Fargo Commitment"), (ii) that certain firm commitment letter addressed to Parent from Morgan Stanley Dean Witter dated May 3, 1999 (the "Morgan Stanley Commitment"), and (iii) that certain Securities Purchase Agreement dated May 5, 1999 by and between Parent and RCBA Strategic Partners, L.P. (the "RCBA Commitment"). Parent has delivered to Company true and correct copies of the Wells Fargo Commitment, the Morgan Stanley Commitment and the RCBA Commitment (collectively, the "Funding Commitments"). The aggregate proceeds of the financing contemplated by the Funding Commitments will be in amount sufficient to acquire all the Shares in the Offer and the Merger, to effect all contemplated refinancings of existing indebtedness of the Company and to pay all related contemplated fees and expenses. Parent and Subsidiary have been advised by the parties providing the Funding Commitments that none of such parties knows of any fact or circumstance that is reasonably likely to result in any of the Funding Conditions not being satisfied, and Parent and Subsidiary know of no such fact or circumstance.

                                      27.

     Section 5.8 Solvency. Parent has no reason to believe that the financing to be provided to Parent to effect the Offer and the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or
(iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.


                                  ARTICLE VI

                                   COVENANTS

     Section 6.1 Conduct Of Business. During the period from the date of this Agreement to the Effective Time or termination of this Agreement pursuant to
Section 9.1 hereof, except as otherwise contemplated hereby or to the extent that Parent shall otherwise consent in writing, Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve, in all material respects, intact its current business organization, keep available the services of its current officers and employees, in all material respects, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its subsidiaries to (except as expressly permitted by this Agreement or as set forth in Schedule 6.1 to the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing):

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly-owned subsidiary of Company to its parent, (2) contractually required distributions to partners in joint ventures, and (3) earn-out payments in connection with acquisitions consummated prior to the date hereof as set forth in Section 6.1(i) of the Company Disclosure Schedule, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms);

               (iii) amend the Company Certificate of Incorporation or the Company By-laws or other comparable charter or organizational documents;

                                      28.

               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except as set forth on Schedule 6.1(iv) to Company Disclosure Schedule, any assets that are material, individually or in the aggregate, to Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice and except for sales of assets for consideration that does not exceed, individually or in the aggregate, $1,000,000;

               (vi) (A) incur or suffer to exist any new indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances (other than to employees of Company in the ordinary course of business) or capital contributions to, or investments in, any other person, except as permitted by Section 6.1(iv);

               (vii) except as set forth on Schedule 6.1(vii) to the Company Disclosure Schedule, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment except in the ordinary course of business and except for any capital expenditure that, individually, is in excess of $200,000 or, in the aggregate for the Company and such subsidiaries with respect to all capital expenditures after the date hereof, are in excess of $1,500,000;

               (viii) make any material tax election or settle or compromise any material income tax liability or make any change in accounting methods, principles or practices;

               (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Company included in the Filed Company SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice and other than settlements or compromises of claims, liabilities or obligations not involving any obligation of the Company other than the payment of money where the amount paid or to be paid in settlement or compromise does not exceed $500,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such matters shall not exceed $1,000,000), or waive any material benefits of,

                                      29.

 or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Company or any of its subsidiaries is a party;

               (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims;

               (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the services or products of, or the services or products licensed by, Company or any of its subsidiaries;

               (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as set forth in
Schedule 6.1(xii) of the Company Disclosure Schedule, (A) adopt, enter into, terminate or amend any employment agreement or Company Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee except with respect to new hires and promotions, in the ordinary course of business, consistent with past practice, (C) pay any benefit not provided for under any Company Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreement or awards made thereunder), or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

               (xiii) obligate itself to pay fees and expenses for the services of Prudential described in Sections 4.20 or 4.21 in connection with the transactions contemplated hereby in excess of the amounts set forth in the Disclosure Schedule; or

               (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 6.2 No Solicitation.

          (a) Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of Company or of any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate (including any action intended to neutralize the Rights Plan with respect to), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, Company may, if it is determined in good faith by the Board of Directors of Company after consultation with its legal and financial advisors, in

                                      30.

response to a Takeover Proposal from any person that was not solicited by the Company and did not otherwise result from a breach of this Section 6.2, that such Takeover Proposal is likely to result in the acquisition of more than 50% of the outstanding shares of Company Common Stock or of the assets of Company and its subsidiaries, taken as a whole and provide greater value to Company's stockholders than the transactions provided for in this Agreement (a "Superior Proposal"), (x) furnish information with respect to Company to such person pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations with such person regarding any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Company and its subsidiaries, taken as a whole, or 20% or more of any class of outstanding equity securities of Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal (other than a confidentiality agreement referred to in paragraph (a) above); provided, however, that prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the Company Board shall be permitted to terminate this Agreement if the Company Board shall have determined in good faith (based on the advice of the Company's financial advisor that a Takeover Proposal was a Superior Proposal and the advice of the Company's counsel) that failure to terminate this Agreement would constitute a breach of the Company Board's fiduciary duties under applicable law (provided that substantially concurrently with such termination the Company enters into a definitive agreement containing the terms of the Superior Proposal, and provided further that any termination pursuant to this Section 6.2(b) shall not be effective unless the Company shall have fully complied with the provision of
Section 9.3).

          (c) In addition to the obligations of Company set forth in paragraphs
(a) and (b) of this Section 6.2, Company shall immediately (and in any event within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information concerning Company or its Subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such Takeover Proposal, request for information or inquiry and the identity of the person making such Takeover Proposal, request for information or inquiry. Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

                                      31.

          (d) Nothing contained in this Section 6.2 shall prohibit the Company from taking or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board, after consultation with outside counsel, such actions are required under applicable law.

     Section 6.3 Certain Tax Matters. From the date hereof until the Effective Time, (i) Company and each of its subsidiaries will timely file all tax returns and reports ("Post-Signing Returns") required to be filed (in each case, at Company's own cost and expense and in a manner that is consistent with past practice and that is not likely to materially defer income to a tax period that ends after the Closing Date or to materially accelerate deductions to a tax period that ends on or before the Closing Date, except to the extent that any such deferral of income or acceleration of deductions is required by applicable law); (ii) Company and each of its subsidiaries will timely pay all taxes shown as due and payable on their Post-Signing Returns that are so filed; (iii) Company and each of its subsidiaries will make provision for all taxes payable by Company and each of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; and (iv) Company will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to Company or any of its subsidiaries in respect of any tax where there is a possibility of a determination or decision which might have a significant adverse effect on the tax liabilities or tax attributes of Company or any of its subsidiaries.

     Section 6.4 Other Actions. Subject to the terms and conditions of this Agreement, neither Company nor any of its subsidiaries, on the one hand, nor Parent, Subsidiary nor any of their respective subsidiaries on the other hand, shall take any action that would reasonably be expected to result in (i) any of the representations and warranties of Company on the one hand, or of Parent or Subsidiary on the other hand, set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

     Section 6.5 Advice Of Changes; Filings. Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent concerning operational matters and promptly advise Parent orally and in writing of any Material Adverse Change with respect to Company. Company shall promptly provide to Parent copies of all filings made by Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

     Section 7.1 Company Stockholder Approval; Preparation Of Proxy Statement.

          (a) If Company Stockholder Approval is required by law, Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by Subsidiary pursuant to and subject to the Offer Conditions, duly call, give notice of, convene and

                                      32.

hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining Company Stockholder Approval. Company will, through its Board of Directors, recommend to its stockholders that Company Stockholder Approval be given. Notwithstanding the foregoing, if Subsidiary or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

          (b) If Company Stockholder Approval is required by law, Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Company will promptly prepare and mail to its stockholders and file with the SEC such an amendment or supplement.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of Company Stockholder Approval.

     Section 7.2 Access To Information; Confidentiality. Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business to Parent during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including consultants, legal counsel and independent public accountants) and records and, during such period, Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from Company or any of its Subsidiaries, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated April 14, 1999 between Company and Parent (the "Confidentiality Agreement").

                                      33.

     Section 7.3 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall (i) take all reasonable actions available to them to ensure that neither the Rights Plan nor any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if the Rights Plan or any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all reasonable actions available to them to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to dispose of any significant assets or businesses of Company, Parent or any of their respective subsidiaries. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective all necessary filings required pursuant to the HSR Act no later than five Business Days from the date of this Agreement,

          (b) Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) The parties hereto shall take all actions as may be reasonably necessary to fulfill the Funding Conditions set forth in the Funding Commitments.

                                      34.

     Section 7.4 Cooperation. Without limiting the generality of Section 7.3, Parent, Subsidiary and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required and (ii) in promptly seeking any such action or making any such filing, furnishing information required in connection therewith and seeking timely to obtain any such actions.

     Section 7.5 Stock Option Plans.

          (a) As soon as practicable following the date of this Agreement but in no event later than the consummation of the Offer, Company (or, if appropriate, the Board of Directors of Company or any committee administering the Stock Option Plans (as defined below)) shall take actions (which, in the case of the Company's 1995 Stock Option Plan for Non-Employee Directors, shall be to make reasonable efforts to obtain the consent of the option holders thereunder to permit actions) such that (including by adopting resolutions or taking any other actions) each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of Company (collectively, the "Stock Option Plans") that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled immediately prior to the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (i) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option. Company (or, if appropriate, the Board of Directors of Company or any committee administering the Stock Option Plans) shall take actions such that immediately prior to the Effective Time the outstanding Company Stock Options are canceled as set forth above. Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the consent of Parent.

          (b) Subject to Section 7.5(a), all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company shall be deleted as of the Effective Time. Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Company, Parent or the Surviving Corporation.

          (c) The Company shall take all actions necessary to provide for the cancellation of all outstanding grants of Company Common Stock that are subject to a vesting requirement (the "Company Restricted Stock") immediately prior to the Effective Time in exchange for a per share cash payment equal to the Merger Consideration; provided that the Company shall have the right to waive any such vesting requirement and accelerate the vesting of any shares of Company Restricted Stock.

                                      35.

     Section 7.6 Indemnification, Exculpation And Insurance.

          (a) Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of Company as provided in the Company Certificate of Incorporation, the Company By-Laws and any indemnification agreements (each as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, that if any claims are asserted or made during the continuance of such terms, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

          (b) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in this Section 7.6. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 7.6(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

          (c) The Surviving Corporation shall (i) maintain for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), for all persons who are directors or officers of the Company on the date of this Agreement (the "Insured Parties") or (ii) cause to be provided coverage no less advantageous to the Insured Parties than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 125% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 125% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

          (d) The provisions of this Section 7.6 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     Section 7.7 Directors. Promptly upon the acceptance for payment of, and payment for, not less than a majority of the outstanding Shares pursuant to the Offer, Subsidiary shall be

                                      36.

entitled to designate such number of directors on the Board of Directors of Company as will give Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and Company shall, at such time, cause Subsidiary's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Subsidiary's designees are elected to the Board of Directors of Company, until the Effective Time such Board of Directors shall have at least three directors who are directors of Company on the date of this Agreement (the "Continuing Directors") and; provided further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors of Company on the date hereof shall designate three persons to fill such vacancies who shall not be officers or affiliates of Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Subject to applicable law, Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Subsidiary shall have provided to Company on a timely basis in writing all information required to be included in the Information Statement with respect to Subsidiary's designees). In connection with the foregoing, Company will promptly, at the option of Parent, either increase the size of Company's Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable Subsidiary's designees to be elected or appointed to, and to constitute a majority of, Company's Board of Directors as provided above.

     Section 7.8 Fees And Expenses. Subject to the terms of Section 9.3, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     Section 7.9 FIRPTA Certificate. Company shall deliver to Parent and Subsidiary a certificate in form and substance satisfactory to Parent, duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

     Section 7.10 Public Announcements. Parent and Subsidiary, on the one hand, and Company, on the other hand, will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue, or permit any of their respective subsidiaries to issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such release will use reasonable efforts to obtain comments from the other party before issuance of such release or statement. The parties agree that the initial press release to be

                                      37.

issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties which shall contain among other matters disclosure regarding Company's rights to consider Superior Proposals under Section 6.2(a) and the Company's obligations to pay the Termination Fee and expenses in the circumstances contemplated by Sections 9.3(a) and (c).

     Section 7.11 Information Agent. At its option, Parent may engage an agent to provide information to stockholders of Company with respect to the Offer subsequent to its commencement and to encourage stockholders to deliver their shares to the designated depository for the Offer. The fees and expenses of such agent shall be borne by Parent.

     Section 7.12 Company Benefit Plans. Until October 31, 1999, Parent shall cause the Surviving Corporation to continue to provide to employees of the Company and its Subsidiaries (excluding employees covered by collective bargaining agreements), as a whole, Employee Benefits (as defined below) which, in the aggregate, are not materially less favorable to such employees than the Employee Benefits (as defined below) provided to such employees as of the date hereof. For all Employee Benefits (as defined below; including, without limitation, Employee Plans (as defined below) and other programs of Parent and its affiliates after the Effective Time), Parent will, to the extent permitted under the relevant Employee Plan (as defined below), cause all service with the Company or any of its Subsidiaries prior to the Effective Time of employees (excluding employees covered by collective bargaining agreements) to be treated as service with Parent and its affiliates for eligibility, vesting and benefit accrual purposes to the same extent that such service is taken into account by the Company and its Subsidiaries as of the date hereof, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, Parent shall, to the extent permitted under the relevant Employee Plan (as defined below), (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the employees of the Company under the Employee Plans (as defined below) in existence as of the date hereof) under any group health plans of Parent or any of its Subsidiaries to be waived with respect to employees of the Company and their eligible dependents and (ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. "Employee Benefits" shall mean benefits provided under any of the following "Employee Plans": medical, health, dental, life insurance, long-term disability, severance, pension, retirement or savings plan, policy or arrangement, including those such plans for which coverage is generally limited to officers or a select group of highly compensated employees of the Company or any of its Subsidiaries. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or the Surviving Corporation could take to terminate, or change or reduce the benefits available under, any plan under its terms as in effect as of the date hereof.

                                      38.

     Section 7.13 Solvency Matters.

          (a) Parent and the Company will jointly agree to retain a mutually satisfactory appraisal firm (the "Appraiser") to provide a letter to the Board of Directors of the Company and the Board of Directors of the Parent (the "Solvency Letter") to the effect that the financing to be provided to Parent to effect the Offer and the Merger and the other transactions contemplated hereby will not cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

          (b) The Appraiser will be requested to deliver a Solvency Letter as promptly as practicable. If the Appraiser is unable to deliver the Solvency Letter or the Solvency Letter is not reasonably acceptable to the Board of Directors of the Company, Parent and Subsidiary covenant and agree that, notwithstanding anything to the contrary in this Agreement, Subsidiary shall not accept for payment or pay for Shares pursuant to the Offer.


                                 ARTICLE VIII

                                  CONDITIONS

     Section 8.1 Conditions To Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. If required by applicable law, Company Stockholder Approval shall have been obtained.

          (b) No Injunctions Or Restraints. No statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations under Sections 7.3 and 7.4.

          (c) Purchase Of Shares. Subsidiary shall have (i) commenced the Offer pursuant to Article I hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Subsidiary shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

     Section 8.2 Conditions To Subsidiary's And Parent's Obligation To Effect The Merger. The obligation of Subsidiary and Parent to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

                                      39.

          (a) Company having performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

     Section 8.3 Conditions to the Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

          (a) Parent and Subsidiary having performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.


                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of Company:

          (a) by mutual written consent of Parent and Company;

          (b) by either Parent or Company:

               (i) if the Offer terminates or expires on account of the failure of any condition specified in Annex A without Subsidiary having purchased any shares of Company Common Stock thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any Offer Condition; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have performed its obligations under Section 7.3 and 7.4.

               (iii) if the Offer Conditions shall have not been satisfied or waived on or before September 30, 1999, or if the Effective Time shall not have occurred on or before November 30, 1999, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer Conditions to be satisfied or of the Effective Time to occur, as the case may be;

          (c) by Parent or Subsidiary, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, in the event of a breach by Company of any

                                      40.

representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to Company; or

          (d) by Company, if Subsidiary or Parent shall have (A) failed to commence the Offer within five business days of the public announcement (on the date hereof or the following Business Day) by Parent and Company of this Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with
Section 1.1(a) hereof or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Subsidiary, as applicable, except, in any case under clause (C), such breaches and failures which individually or in the aggregate are not reasonably likely to affect adversely Parent's or Subsidiary's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement.

          (e) By Company, in accordance with the terms of Section 6.2(b), provided that any termination pursuant to this Section 9.1(e) shall not be effective unless Company shall have complied with the provisions of Section 9.3.

          (f) By Parent or Subsidiary, if the Board of Directors of Company or any committee thereof shall (i) withdraw or modify, in any manner adverse to Parent or Subsidiary, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement, or the Merger, (ii) approve or recommend any Takeover Proposal, or (iii) cause Company to enter into any Acquisition Agreement with respect to any Takeover Proposal.

     Section 9.2 Effect Of Termination. In the event of a termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Subsidiary or Company or their respective officers or directors, except with respect to the last sentence of Section 1.2(c), the last sentence of
Section 7.2, Section 7.8, this Section 9.2, Section 9.3, and Article X; provided, however, that nothing herein shall relieve any party for liability for any willful and intentional breach hereof.

     Section 9.3 Fees and Expenses.

          (a) In addition to any other amounts which may be payable or become payable pursuant to any provision of this Agreement, if this Agreement shall have been terminated pursuant to Section 9.1(c), then the Company shall promptly reimburse Parent for all expenses and costs incurred by Parent in connection with the transactions contemplated by this Agreement up to a maximum of $2.5 million; provided further, that if this Agreement shall have been terminated pursuant to Section 9.1(c) as the result of a willful and intentional breach by Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written

                                      41.

notice to Company, then the Company shall promptly reimburse Parent for all expenses and costs incurred by Parent in connection with the transactions contemplated by this Agreement in an additional amount up to a maximum of $2.0 million (for an aggregate of $4.5 million). Parent shall provide the Company with notice of the relevant amounts and include copies of any related bill or receipts.

          (b) In addition to any other amounts which may be payable or become payable pursuant to any provision of this Agreement, if this Agreement shall have been terminated pursuant to Section 9.1(d), then Parent shall promptly reimburse the Company for all expenses and costs incurred by the Company in connection with the transactions contemplated by this Agreement up to a maximum of $2.5 million. The Company shall provide Parent with notice of the relevant amounts and include copies of any related bill or receipts.

          (c) The Company shall pay to Parent the Termination Fee if (i) this Agreement is terminated pursuant to Section 6.2(b), 9.1(e) or 9.1(f); or (ii)(A) any person makes a Takeover Proposal at any time on or after the date of this Agreement and prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, (B) thereafter this Agreement is terminated pursuant to Section 9.1(c) or 9.1(b)(i) (due, in the case of Section 9.1(b)(i), solely to a failure of the Minimum Condition), and (C) within 12 months of such termination the Company enters into an agreement (other than a customary confidentiality agreement) with respect to, or consummates, a Takeover Proposal. The term "Termination Fee" shall mean $15 million less the aggregate amount of any expense reimbursements paid or payable under Section 9.3(a). The Termination Fee shall be liquidated damages and not a penalty. The parties agree that such amount is a reasonable estimate of the costs and expenses that would be incurred and the value of services consumed by and on behalf of Parent and Subsidiary if the transactions contemplated hereunder were not to go forward as a result of such a termination.

     Section 9.4 Amendment. Subject to Section 9.6, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5 Extension; Waiver. Subject to Section 9.6, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) subject to Section 9.4, waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                      42.

     Section 9.6 Procedure For Termination, Amendment, Extension Or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to Section
9.5 shall, in order to be effective, require in the case of Parent, Subsidiary or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Subsidiary's designees are appointed or elected to the Board of Directors of Company as provided in Section 7.7, after the acceptance for payment and payment of Shares pursuant to and subject to the Offer Conditions of the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required by Company to (i) amend or terminate this Agreement by Company, (ii) exercise or waive any of Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Subsidiary's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company Certificate of Incorporation or the Company By-Laws.


                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1 Nonsurvival Of Representations, Warranties And Agreements. Except as otherwise provided in this Section 10.1, none of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of Company, shall survive the acceptance for payment of, and payment for, any Shares by Subsidiary pursuant to the Offer. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

     (a) if to Parent or Subsidiary, to

               URS
               100 California Street, Suite 500
               San Francisco, CA 94111
               Attention: Chief Financial Officer
               Fax:  (415) 951-3699

                                      43.

         with a copy to:

               Cooley Godward LLP
               One Maritime Plaza, 20th Floor
               San Francisco, CA 94111
               Attention: Samuel M. Livermore
               Fax:  (415) 951-3699

         and

     (b) if to Company, to

               Dames & Moore Group
               911 Wilshire Boulevard, Suite 700
               Los Angeles, CA 90017
               Attention:  Chief Financial Officer
               Fax:  (213) 996-2212

         with a copy to:

               Latham & Watkins
               633 West Fifth St., Suite 4000
               Los Angeles, CA  90071
               Attention:  John M. Newell
               Fax: (213) 891-8763

     Section 10.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, including Exhibit A, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, including Exhibit A, the term "subsidiary" of any person means another person whether foreign or domestic, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, including Exhibit A, the term "affiliate" of any person means any person, whether foreign or domestic, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. As used in this Agreement, including Exhibit A, "Material Adverse Effect" means, when used in connection with Company or Parent, as the context requires, any effect that is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or would prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or any other transaction contemplated hereby. As used in this Agreement, including Exhibit A, "Material Adverse Change" means any change that is reasonably likely to have a

                                      44.

Material Adverse Effect. As used in this Agreement, including Exhibit A, "Business Day" shall have the meaning specified in Rule 14d-1(e)(6) of the Exchange Act.

     Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Subject matter hereof, and (b) except as provided in Sections 7.5 and 7.6, Articles II and III, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States having competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 10.10 Compliance With Law. Nothing in this Agreement, including
Section 1.2 or 6.2, shall in any way prevent Company or the Board of Directors of Company from making any disclosure to the stockholders of Company, or taking any position, that is

                                      45.

required by Federal or state law. Nothing in this Agreement, including Section 6.1, shall require Company or any of its Subsidiaries to take any action prohibited by, or refrain from taking any action required by, the HSR Act.

     Section 10.11 Parent Guarantee. Parent hereby guarantees the due performance of any and all obligations and liabilities of Subsidiary under or arising out of this Agreement and the transactions contemplated hereby.

                 [Remainder of page intentionally left blank.]

                                      46.

         IN WITNESS WHEREOF, Parent, Subsidiary and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

URS CORPORATION


By: /s/ Kent Ainsworth
   ----------------------------


DEMETER ACQUISITION CORPORATION


By: /s/ Kent Ainsworth
   ----------------------------



DAMES & MOORE GROUP


By: /s/ Mark Snell
   ----------------------------

                                      47.

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER


         Notwithstanding any other term of the Offer, Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless: (i) the number of Shares tendered and not withdrawn shall equal more than 50% (the "Minimum Shares") of the Fully Diluted Shares (defined below) (the "Minimum Condition") prior to the date which is 20 Business Days following the commencement of the Offer in accordance with the terms hereof or such later date as the Offer may be extended by an amendment to this Agreement in accordance with the provisions of Section 9.4 or as provided in Section 1.1(a) of the Agreement; (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated; and (iii) the Funding Conditions shall have been satisfied or waived. For purposes of this Agreement, "Fully Diluted Shares" shall mean all outstanding securities entitled generally to vote in the election of directors of Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer, Subsidiary shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, subject to the terms and conditions of the Agreement and Subsidiary's obligation to extend the Offer pursuant to Section 1.1(a), if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Shares by Subsidiary illegal or prohibits or imposes material limitations on the ability of Subsidiary to acquire Shares or otherwise prohibiting (directly or indirectly) consummation of the transactions contemplated by this Agreement or prohibits or imposes material limitations on the ability of Parent to own or operate all or a material portion of the Company's and its subsidiaries' businesses or assets, taken as a whole, subject to Parent's and Subsidiary's obligations pursuant to Sections 1.1(a) and 7.3 of the Agreement and Parent's agreement not to terminate the Offer as long as any such injunction or order has not become final and non-appealable;

          (b) there shall have occurred any Material Adverse Change with respect to Company;

          (c) any of the representations and warranties of Company set forth in this Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Agreement and at the scheduled or extended expiration of the Offer (unless a representation speaks as of an earlier date, in which case it shall


                                      1.

be deemed to have been made as of such earlier date), which breaches have not been cured within 10 Business Days after the giving of written notice to the Company;

          (d) Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Company to be performed or complied with by it under this Agreement , which breaches have not been cured within 10 Business Days after the giving of written notice to the Company; or

          (e) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or Subsidiary in any such case, and regardless of the circumstances (including any action or omission by Parent or Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments therefor.

         The foregoing conditions in paragraphs (a) through (e) are for the sole benefit of Subsidiary and Parent and may, subject to the terms of this Agreement and except for the Minimum Condition, be waived by Subsidiary and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement of which this Exhibit A is a part.



                                      2.